Exhibit 99.1

Schnitzer Steel Reports Third Quarter 2010 Financial Results

Highest Earnings Since Fourth Quarter FY08

Record Third Quarter Processed Sales Volumes in Metals Recycling

Record Quarterly Operating Income in Auto Parts

PORTLAND, Ore.--(BUSINESS WIRE)--June 30, 2010--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported diluted earnings per share from continuing operations of $1.43 for its fiscal 2010 third quarter ended May 31, 2010. This compares with a loss per share from continuing operations of ($0.01) for the same quarter of fiscal 2009.

Summary of Results from Continuing Operations	Third Quarter 2010*	Third Quarter 2009*	Second Quarter 2010*
($ in millions)

Revenues	$704	$382	$564
Operating Income (Loss)	$64	($4)	$29
Income (Loss) from Continuing Operations Attributable to SCHN**	$40	$0	$18

* Excludes the results from discontinued operations. ** Excludes the income (loss) attributable to non-controlling interests.

“We delivered our best earnings performance since the downturn began, with improved operating profits in each of our three businesses,” said Tamara Lundgren, President and Chief Executive Officer. “Our sales volumes of ferrous metals in the first three quarters of fiscal 2010 have remained near the levels of the boom year of fiscal 2008 and we achieved record third quarter ferrous processing sales volumes, underscoring the long-term strength of the global demand for recycled metals. Our business model and platform allowed our Metals Recycling Business to respond nimbly to the swings in prices for recycled metals during the third quarter.

“Our Auto Parts Business achieved record operating income and increased its purchases of vehicles to the level of the first quarter without benefiting from the Cash for Clunkers program,” she added. “Our Steel Manufacturing Business achieved operating profitability for the quarter, primarily driven by higher sales prices and increased mill utilization.”

Drivers of the results, by business unit, for the third quarter included:

  The Metals Recycling Business saw continuing strong demand and expanded margins. The business capitalized on higher average net sales prices and improved raw material flows. Operating profit margin expanded to $45 per ferrous ton, up from $24 in the second quarter of fiscal 2010. Operating income rose 85% over the second quarter to $53 million.
  The Auto Parts Business grew quarterly operating income to $18 million, up 41% compared with the second quarter. It benefited from strong commodity markets, normal seasonal improvements in admissions and parts sales, positive performance from the six stores that were acquired earlier in the fiscal year, and improved operating efficiencies. Operating profit margins increased to 27%, up from 23% in the second quarter.
  The Steel Manufacturing Business achieved its best performance since the fourth quarter of fiscal 2008, with operating income of $4 million. This was primarily the result of higher sales volumes and sales prices, which offset higher raw material costs.

Metals Recycling Business: Results

The Metals Recycling Business delivered its highest earnings since the fourth quarter of fiscal 2008, with continued revenue and operating income growth.

Summary of Metals Recycling Business	Third Quarter 2010	Third Quarter 2009	Second Quarter 2010
($ in millions, except selling prices; ferrous volumes in thousand long tons; nonferrous volumes in million pounds)

Total Revenues	$618	$318	$489
Ferrous Revenues	$496	$268	$400
Ferrous Volumes	1,175	1,037	1,174
Avg. Net Ferrous Sales Price ($/LT) (1)	$378	$223	$297
Nonferrous Volumes	124	90	105
Avg. Net Nonferrous Sales Prices ($/LB) (1)	$0.94	$0.51	$0.80
Operating Income	$53	$6	$29

(1) Sales prices are shown net of freight.

“Selling prices for ferrous scrap fluctuated sharply in the latter part of the third quarter as the markets responded to broadly-based global demand,” said Lundgren. “Our operating profit margin expanded during the third quarter reflecting increased selling prices, improved flows of raw materials and continued benefits from production efficiencies.”

Sales Volumes: Third quarter volumes for ferrous scrap were in line with the volumes of the second quarter, while nonferrous volumes increased 18% over the second quarter.

Export customers accounted for approximately 71% of total ferrous sales volume. The top export destinations were South Korea, Malaysia and Egypt, with shipments to 10 countries.

Pricing: Sales prices for ferrous scrap averaged $378 per ton in the third quarter of fiscal 2010, up 27% from the second quarter. Pricing for deliveries in the first part of the quarter reflected the steady rise in prices that began in November 2009. Prices rose sharply for deliveries in the second part of the quarter, reflecting the strong worldwide demand. Nonferrous prices also rose, consistent with the higher sales volumes.

The higher ferrous sales prices and volumes in the third fiscal quarter of 2010 drove revenues up 26% over the second quarter of fiscal 2010, and 95% over the third quarter of fiscal 2009.

Margins: Operating income margin was $45 per ferrous ton in the third quarter of fiscal 2010, up significantly from the $24 per ferrous ton margin in the second quarter and $6 per ferrous ton in the third quarter of fiscal 2009. This primarily reflected increased selling prices, improved flows of raw materials and continued benefits from production efficiencies.

Metals Recycling Business: Outlook

The following summary of management’s outlook for the Metals Recycling Business in the fourth quarter of fiscal 2010 is subject to uncertainty that may affect future results.

Sales Volumes. Ferrous sales volumes are expected to approximate or increase slightly from the strong volumes in the third quarter, reflecting continued export demand. Nonferrous sales volumes are expected to decline slightly from this year's third quarter. As always, quarterly sales volumes depend heavily on the timing of shipments.

Pricing. Market prices for ferrous scrap have dropped sharply in recent weeks from the peaks achieved during the fiscal third quarter. Although the market tone has begun to improve, average ferrous net sales prices in the fourth quarter are expected to be between the average prices achieved in the second and third quarters of this fiscal year. Nonferrous average prices are expected to approximate the levels of the second quarter.

Margins. Fourth quarter margins are expected to be significantly lower than third quarter margins. Forward selling prices dropped sharply in the second part of the third quarter. Although average cash metal spreads are expected to remain strong, average inventory costs are expected to decline in the fourth quarter more slowly than ferrous scrap prices, narrowing margins. However, taken together with the third quarter, fourth quarter operating income is expected to result in margins for the second half of the fiscal year that are moderately higher than in the second quarter of fiscal 2010.

Auto Parts Business: Results

The Auto Parts Business recorded its sixth consecutive sequential increase in operating income from continuing operations and record-setting quarterly operating income.

Summary of Auto Parts Business	Third Quarter 2010*	Third Quarter 2009*	Second Quarter 2010*
($ in millions, except locations)

Revenues	$68	$36	$55
Operating Income	$18	$5	$13
Self-Service Locations	45	39	45

*Excludes the results from discontinued operations.

"The record quarterly operating income of the Auto Parts Business reflects the benefits of our focus on the self-service distribution channel and our improved operating efficiencies,” Lundgren said.

Revenues: Revenues from continuing operations increased $13 million, or 23%, over the second quarter of 2010, and 87% over the third quarter of fiscal 2009. The improvements reflected higher revenues across all major components of sales: cores, scrap, parts and admissions; increases in vehicle purchases; and a strong contribution from the six stores acquired in fiscal 2010.

Margins: Operating profit margins of 27% increased from 23% in the second quarter due to improved parts sales and admissions, stronger commodity markets and sales prices for scrapped vehicles which increased at a greater rate than inventory costs for purchased vehicles. Margins also continued to benefit from improved operating efficiencies.

Auto Parts Business: Outlook

The following summary of management’s outlook for the Auto Parts Business in the fourth quarter of fiscal 2010 is subject to uncertainty that may affect future results.

Revenues. Compared with the third quarter of fiscal 2010, revenues in the fourth quarter of fiscal 2010 are expected to decline slightly due to lower commodity prices and normal seasonal declines in admissions and parts sales.

Margins. Margins are expected to decline significantly from the third quarter. The drivers include lower revenues and a narrower spread between sales prices and the purchase costs for scrapped vehicles. Combined margins for the second half of fiscal 2010 are expected to approximate the strong margins in the first half of fiscal 2010.

Steel Manufacturing Business: Results

The Steel Manufacturing Business delivered operating income of $4 million, its best performance since the fourth quarter of fiscal 2008.

Summary of Steel Manufacturing Business	Third Quarter 2010	Third Quarter 2009	Second Quarter 2010
($ in millions, except selling prices;
volumes in thousand tons)
Revenues	$86	$47	$56
Avg. Net Sales Prices ($/T)(1)	$635	$524	$556
Finished Goods Sales Volumes(1)	131	85	96
Operating Income (Loss)	$4	($ 5)	($ 2)

(1) Excludes billet sales.

“Although demand for manufactured steel products on the U.S. West Coast remained weak, our team was able to capitalize on the mill’s diversified product line to grow its sales volumes,” said Lundgren. “The higher sales volumes allowed us to increase mill utilization to 64% in the third quarter from 51% in the second quarter, and our successful cost containment initiatives aided the efforts to meet our goal of operating profitability.”

Sales Volumes: Finished goods sales volumes increased 36% over the second quarter, primarily reflecting modest improvements in the business environment at the beginning of the quarter.

Pricing: Average net sales prices for finished steel products increased by 14%, or $79 per ton, compared with the second quarter and by 21% compared with the third quarter of fiscal 2009. The higher prices were the result of price increases that offset the higher costs of raw materials.

Margins: Margin improvement for the quarter resulted from higher capacity utilization, higher average sales prices and a full quarter’s impact of cost containment initiatives implemented during the second quarter.

Steel Manufacturing Business: Outlook

The following summary of management’s outlook for the Steel Manufacturing Business in the fourth quarter of fiscal 2010 is subject to uncertainty that may affect future results.

Sales Volumes: Overall market demand is expected to remain weak in the fourth quarter of fiscal 2010. Sales volumes are expected to decrease slightly from the improved levels of the third quarter of fiscal 2010. The business remains one of the few West Coast producers of long steel products, leaving it well-positioned to capitalize on stimulus and infrastructure spending when it occurs.

Pricing: The Company expects average sales prices to approximate or decline slightly from the third quarter.

Margins: Fourth quarter fiscal 2010 operating profit margins are expected to approximate or be slightly below breakeven levels.

Discontinued Operations

The Company completed the sale of its Greenleaf full-service used auto parts business to LKQ on Oct. 2, 2009. For comparison purposes, the net losses and fully diluted losses per share directly attributable to Greenleaf for prior periods are disclosed separately in the Company's financial statements as "Discontinued Operations."

Analysts' Conference Call: Third Quarter of Fiscal 2010

A conference call and slide presentation to discuss results will be held today, June 30, 2010, at 5:00 p.m. EST. It will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

The slides and related materials will be available prior to the call on the website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 42 operating facilities located in 13 states and Puerto Rico, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 45 self-service facilities located in 14 states and in western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 104th year of operations in fiscal 2010.

Safe Harbor for Forward-Looking Statements

This news release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected product demand, pricing, sales volumes, operating margins, operating income, tax rates and benefits of cost containment measures. Such statements can generally be identified because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and the raw materials it purchases; world economic conditions; world political conditions; the Company's ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; adverse impact of climate changes, including as a result of treaties, legislation or regulations; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or "Risk Factors" in the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement, except as may be required by law.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	May 31,	February 28,	May 31,
	2010 (1)	2010 (1)	2009 (1)
REVENUES:

Metals Recycling Business:
Ferrous sales	$495,658	$399,995	$267,548
Nonferrous sales	120,527	87,748	48,541
Other sales	1,951	1,607	1,435
TOTAL MRB SALES	618,136	489,350	317,524

Auto Parts Business	67,580	54,803	36,050
Steel Manufacturing Business	86,407	55,544	46,822
Intercompany sales eliminations	(68,584)	(35,369)	(18,367)
TOTAL	$703,539	$564,328	$382,029

INCOME (LOSS) FROM CONTINUING OPERATIONS:

Metals Recycling Business	$53,061	$28,671	$6,034
Auto Parts Business	18,173	12,871	4,609
Steel Manufacturing Business	3,904	(2,124)	(4,961)
Corporate expense	(10,547)	(10,431)	(10,593)
Intercompany eliminations	(816)	(450)	669
OPERATING INCOME (LOSS)	63,775	28,537	(4,242)

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	May 31,	February 28,	May 31,
	2010	2010	2009
Revenues	$703,539	$564,328	$382,029

Cost of goods sold	598,721	496,582	347,434
Selling, general and administrative	42,779	39,661	38,721
Environmental matters	141	(532)	0
(Income) loss from joint ventures	(1,877)	80	116

Operating income (loss)	63,775	28,537	(4,242)

Other income (expense):
Interest expense	(503)	(695)	(629)
Other income	201	471	5,634
Other income (expense)	(302)	(224)	5,005

Income from continuing operations before income taxes	63,473	28,313	763

Income tax expense	(21,715)	(9,736)	(723)

Income from continuing operations	41,758	18,577	40

Income (loss) from discontinued operations, net of tax	23	(72)	(1,058)

Net income (loss)	41,781	18,505	(1,018)

Net income attributable to noncontrolling interests	(1,328)	(1,046)	(509)

Net (loss) income attributable to SSI	$40,453	$17,459	$(1,527)

Basic:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	1.45	0.63	(0.01)
Income (loss) per share from discontinued operations attributable to SSI	0.00	0.00	(0.04)
Net income (loss) per share attributable to SSI	$1.45	$0.63	$(0.05)

Diluted:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	1.43	0.62	(0.01)
Income (loss) per share from discontinued operations attributable to SSI	0.00	0.00	(0.04)
Net income (loss) per share attributable to SSI	$1.43	$0.62	$(0.05)

Weighted average number of common shares:
Basic	27,898	27,873	28,280
Diluted	28,211	28,117	28,280

Dividends declared per common share	$0.017	$0.017	$0.017

(1) Excludes income (loss) attributable to noncontrolling interests
(2) Net (loss) income used in EPS calculation:
Income from continuing operations	$41,758	$18,577	40
Net income attributable to noncontrolling interests	(1,328)	(1,046)	(509)
Income (loss) from continuing operations attributable to SSI	40,430	17,531	(469)
Income (loss) from discontinued operations, net of tax	23	(72)	(1,058)
Net (loss) income attributable to SSI	$40,453	$17,459	$(1,527)

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

	Q1 FY10	Q2 FY10	Q3 FY10	Total YTD FY10	Q1 FY09	Q2 FY09	Q3 FY09	Q4 FY09	Total FY09
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$271	$294	$368	$317	$371	$209	$186	$250	$275
Exports	280	298	382	325	353	259	228	251	262
Average	277	297	378	323	359	253	223	251	264

Ferrous Processing Sales Volume (LT)(2)
Cascade	122,171	80,728	139,404	342,303	145,493	29,761	55,162	104,428	334,844
Domestic	134,595	160,424	197,226	492,245	129,620	99,275	86,555	101,972	417,422
Export	499,899	933,123	838,766	2,271,788	503,635	954,003	895,167	1,083,472	3,436,277
Total Processed	756,665	1,174,275	1,175,396	3,106,336	778,748	1,083,039	1,036,884	1,289,872	4,188,543

Nonferrous Average Price ($/pound)(1)	$0.73	$0.80	$0.94	$0.83	$0.78	$0.45	$0.51	$0.63	$0.61

Nonferrous Sales Volume (pounds, in thousands)	110,247	104,892	124,283	339,422	107,359	76,822	90,226	122,649	397,056

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$520	$556	$635	$576	$864	$570	$524	$509	$617

Sales Volume (NT)(3)
Rebar	55,875	42,588	52,792	151,255	46,917	56,588	52,749	70,542	226,796
Coiled Products	38,051	47,660	70,738	156,449	45,051	19,332	25,798	36,949	127,130
Merchant Bar and Other	6,249	6,147	7,840	20,236	6,235	6,783	6,820	7,343	27,181
Total	100,175	96,395	131,370	327,940	98,203	82,703	85,367	114,834	381,107

Auto Parts Business
Number of self-service locations at end of quarter	43	45	45	45	38	40	39	39	39
Number of full-service sites at end of quarter	0	0	0	0	18	18	18	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	May 31, 2010	August 31, 2009	May 31, 2009
Assets
Current assets:
Cash and cash equivalents	$31,524	$41,026	$48,721
Accounts receivable, net	138,371	117,666	85,740
Inventories, net	291,273	184,455	211,097
Other current assets	26,966	67,867	68,358
Total current assets	488,134	411,014	413,916

Property, plant and equipment, net	438,354	447,228	454,303

Goodwill and other assets	423,670	409,991	412,468

Total assets	$1,350,158	$1,268,233	$1,280,687

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,238	$1,317	$1,370
Other current liabilities	169,295	138,812	134,408
Total current liabilities	170,533	140,129	135,778

Long-term debt and capital lease obligations	99,371	110,414	124,624

Other long-term liabilities	100,188	94,940	79,249

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) Shareholders’ equity	975,383	919,367	938,036
Noncontrolling interests	4,683	3,383	3,000
Total equity	980,066	922,750	941,036

Total liabilities and shareholders’ equity	$1,350,158	$1,268,233	$1,280,687

CONTACT:
Schnitzer Steel Industries, Inc.
Investors:
Rob Stone, 503-224-9900
or
Media:
Tom Zelenka, 503-323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com